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                                                                    EXHIBIT 10.6

                    CHARTER PROGRAMMER AFFILIATION AGREEMENT

THIS AGREEMENT is made as of the 9th day of December, 1997, by and between Wink Communications, Inc., a California corporation ("Wink"), whose address is 1001 Marina Village Parkway, Alameda, CA 94501, and ESPN Inc., a Delaware corporation ("Programmer"), whose address is 605 Third Avenue, New York, NY 10158.

1.      GRANT OF LICENSE

1.1 Wink hereby grants to Programmer the non-exclusive license to use Wink ITV Studio, Server Studio, Wink ITV Broadcast Server, and Wink provided Server Modules version 1.0 and 1.x updates (hereinafter collectively referred to as "Wink Software") to deliver interactive program(s) which utilize the vertical blanking interval ("VBI") or an MPEG private data stream provided concurrently with the corresponding video signal and are compliant with the Wink interactive communications application protocol ("Interactive Wink Programs") to all Programmer viewers in the continental United States, Alaska, Hawaii, the US territories in the Caribbean and Canada.

1.2 Wink agrees to provide all applicable upgrades of all Wink Software to Programmer at no charge during the initial term of this agreement.

1.3 This License is not transferable, nor may any rights hereunder be transferred, assigned or sub-licensed in whole or in part by either party without the prior written consent of the other party.

1.4 Programmer can only use the Wink software to provide Interactive Wink Programs with the video programming services listed in Exhibit A. Programmer must notify Wink in writing at least 30 days prior to commencing transmission of Interactive Wink Programs with a video programming service. Programmer agrees to adhere to the technical specifications for the insertion of Interactive Wink Programs provided in Exhibit A. Exhibit A, including the programming services enabled to insert Interactive Wink Programs in their video signal, may be amended from time to time by mutual agreement.

2.      TERM

2.1 The term of this Agreement shall commence on the date of execution of this Agreement and terminate on the earlier of (a) March 1, 1999 or (b) twelve (12) months after the first airing of Programmer's Interactive Wink Programs on the programming service listed as the First Programming Service in Exhibit A ("First Air Date"). Notwithstanding the foregoing, if Wink has not made arrangements with various System Operators (as defined in section 4.3 herein) for distribution of Wink service in at least 250,000 households in the United States by not later than ninety days after Programmer's First Air Date, Programmer may terminate this Agreement. The parties agree that the First Air Date shall be the first day that Programmer airs Interactive Wink Programs, and regular cable subscriber households (not System Operator employees) are able to receive such Interactive Wink Programs. Broadcasts of Interactive Wink Programs to test transmission and reception reliability are not applicable. Notwithstanding the foregoing, if Wink causes or allows any other programmer to enter into an agreement with any System Operator on terms and conditions more favorable to the programmer than those enumerated in Exhibit D,


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        Wink will notify Programmer to that effect and Programmer then will have the right during the next 60 days after its receipt of said notice to terminate this Agreement with no resulting liability.

2.2 Programmer may extend the Agreement and the licenses granted herein for up to four (4) additional years, with the understanding that the license fees provided in Exhibit C would apply for extension. The renewal following the initial term must be for at least two years. Subsequent renewals can be for not less than additional one additional year each. Programmer agrees to provide Wink with notice of Programmer's decision to renew or to let the Agreement expire at least 30 days prior to the expiration of the then current term. Programmer can also elect to add additional wholly-owned programming services within twelve months of the First Air Date, or anytime during the effective extended term, if any. Additional wholly-owned programming services would be eligible for the pricing defined in Exhibit F, and would not be eligible for the quarterly payments in 3.5 or for the equipment "earn-out" option in 3.2.

2.3 Wink agrees to extend terms substantially similar to those defined in this Agreement to the ABC Television Network and to the Disney Channel, provided the agreements with each programming service is executed no later than June 1, 1998. If the ABC Television Network exercises its option to enter into a substantially identical agreement with Wink within this timeframe, Wink agrees to offer the pricing defined in Exhibit F to ABC's wholly owned and operated affiliate stations and the pricing defined in Exhibit G to ABC affiliates not wholly owned by ABC during the effective initial term of the agreement between ABC and Wink. Programmer agrees that the following terms are unique to Programmer, and will not be extended to the programming services covered in this paragraph: equipment "earn-out" terms in 3.2, weekly limit on poll-related fees in 3.4 and quarterly payments from Wink in 3.5. Programmer also agrees that the ad insertion "earn-out" terms in 4.5 are only available to Programmer, the ABC Television Network and the Disney Channel. Programmer understands and accepts that any network not owned and operated by Programmer must commit to providing Interactive Wink Programs for at least 10 hours of programming per week to be eligible for the pricing defined in Exhibits C, F and G. Not with standing the foregoing, Wink agrees that such networks would only be required to provide Interactive Wink Programs for at least 5 hours of programming per week for the first ninety (90) days following those networks' First Air Date.

3.      INTEGRATION AND PROGRAMMING

3.1 Programmer will distribute the Interactive Wink Programs with the national feed for each Programming Service defined in Exhibit A, or in the absence of a single national feed, through the feed with the largest household reception area in the country and on any additional feeds that reach at least 5% of Programmer's potential audience. Such distribution will take place through Programmer's national uplink or broadcast facilities.

3.2 Programmer and Wink agree to collaborate to enable the installation and integration of the Wink Software into Programmer's facilities, and to ensure the reliable transmission of the Interactive Wink Programs. Wink is responsible for providing all equipment (including taxes and freight) necessary to run the Wink Software and to enable insertion of Interactive Wink Programs into


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        the appropriate video signals, including but not limited to the equipment listed on Exhibit E hereto. Programmer will reimburse Wink for all costs of such equipment up to a maximum of $21,000 for the equipment listed in Exhibit E hereto, such reimbursements to accrue as an obligation of Programmer at the rate of $1,750 per month, and will be paid by Programmer to Wink out of any incremental revenue received by Programmer attributable to the Interactive Programs, after Programmer retains the first [*]%of such revenue (such reimbursements and incremental revenue to be calculated for on a monthly basis). At whatever point this agreement terminates for any reason, Programmer will not have any obligation to pay Wink any then-unpaid balance, but Wink will have the right to regain custody and ownership of all such equipment. Wink acknowledges that Programmer's uplink facility is constrained in rack space, and accepts that Programmer may terminate if the total rack space required to support the First and Second Programming Services exceeds that occupied by two Norpak TES-3 data inserters.

3.3 Programmer agrees to use reasonable efforts to commence transmission of Interactive Wink Programs on the First Programming Service on or before February 1, 1998. Wink understands and accepts that this First Air Date is contingent upon a successful installation of the Wink Software and associated hardware, and upon completion of training of Programmer staff.

3.4 Wink agrees to provide weekly reporting to Programmer of all response traffic generated by Programmer viewers and collected by Wink's Data Center. Wink also agrees to provide Programmer daily reports on all Interactive Wink Programs featuring Wink polls that are originated by
        Programmer. [   *    ] Poll reports will be provided by ZIP or by cable
        system, at Programmer's option. The parties agree to review the number of responses, the number of polls and Wink's costs in preparing poll reports for Programmer on a quarterly basis, and Programmer agrees that Wink may impose certain restrictions on the number of polls aired by Programmer, if the operational implications of supporting such polls becomes too onerous for Wink. Programmer accepts Wink's preferred terms for all other response traffic and reporting, as outlined in Exhibit B, except that any charges related to polls will be subject to the weekly maximums defined above.

3.5 Beginning on the First Air Date, Programmer agrees to air Interactive Wink Programs at least [ * ] on the First Programming Service, and an additional [*] hours per week on the First and/or the Second Programming Service combined. Programmer can determine the amount, if any, of Programming on the Second Programming Service in its sole discretion, and is not obligated to air any Programming on the Second Programming Service. Programmer understands and accepts that any additional wholly owned programming services which take advantage of the terms provided in this Agreement must air a minimum of [ * ] of Interactive Wink Programs a week. Programmer may decide which shows include Interactive Wink Programs, as long as the total number of hours per week is reached. The parties expect that some

-----------

        * Confidential treatment has been requested with respect to certain portions of this exhibit pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed with the Commission.


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        of Programmer's Interactive Wink Programs will provide viewers with on-demand access to scores, statistics, breaking news, and other material deemed relevant by Programmer. During the initial term, Wink agrees to pay Programmer [ * ] in which the programming commitment defined in this paragraph has been met.

3.6 Programmer may suspend any individual Interactive Program at any time and for any reason.

3.7 Programmer is responsible for payment to third party providers of sports data or news, leagues, and other entities to which Programmer deems it necessary to make payments to enable the creation or transmission of Interactive Wink Programs.

3.8 The parties agree that the Interactive Wink Programs will require bandwidth equivalent to one dedicated line of VBI on each programming service. Programmer may elect to use additional VBI lines in it's sole discretion. Programmer has the right to terminate this Agreement if Programmer's Interactive Wink Programs (a) cause any degradation in Programmer's video signal quality or (b) are not comparable in graphical resolution and appearance to those examples provided by Wink on Wink's demonstration video tapes prior to the signing of this Agreement.

3.9 Wink agrees that any Interactive Wink Programs created by Programmer, with or without the assistance of Wink staff members, will remain the intellectual property of Programmer. Wink agrees that Programmer may license Interactive Wink Programs (or derivatives thereof) that Programmer creates to third parties on any terms that the Programmer and the third party can mutually agree upon. Programmer can not sub-license Wink Software, or act as an agent for Wink.

3.10 Programmer acknowledges that Wink may elect to offer a nationally or locally inserted full screen Interactive Wink Program to System Operators featuring sports scores and other sports related news ("Wink Sports Virtual Channel") during the initial term. Wink agrees to negotiate in good faith with Programmer to provide the sports data and the branding of the Wink Sports Virtual Channel, to conduct such negotiations with Programmer prior to entering into any such negotiations with any other sports programming service, and to offer Programmer a right to match any offer Wink has received for sports data and branding of the Wink Sports Virtual Channel prior to entering into an agreement. Programmer agrees to match or decline any such offer with two weeks of its receipt of written notification ( Wink agrees to provide) of all material terms of such offer. If Wink does not receive a written response matching or declining to match the offer(s) presented in two weeks from the date of presentation to Programmer, Programmer's right to match will expire.

4.      RATES AND DEPLOYMENT

4.1 Programmer agrees to provide Interactive Wink Programs as described in this Agreement for the programming services listed in Exhibit A.



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4.2     Programmer agrees to remit the license fees and other payments as described in Exhibit C on a timely basis.

4.3 Programmer agrees to provide the Interactive Wink Programs to any multichannel video operator in the United States or Canada with whom Programmer already has an agreement for carriage of Programmers video programming ("System Operators") under the terms described in Exhibit D, and agrees that Wink may provide a copy of Exhibits A and D to any System Operator as evidence of Programmer's agreement to supply the Interactive Wink Programs under such terms.

4.4 Programmer may choose to utilize other products and services of Wink not quoted elsewhere in this Agreement from time to time. These services will be extended by Wink to Programmer at the lower of the then prevailing retail rate or the lowest rate offered any cable programmer for the same products and services.

4.5 Programmer may request that Wink develop and install a Wink Server Module for spot ad insertion which would enable the automatic triggering of the insertion of Interactive Wink Programs related to ads aired by the First or Second Programming Service ("Ad Insertion Server Module" or "AISM"). Programmer may order this optional Wink Software at any time under the standard terms and conditions defined in Exhibit C, or may chose the following special terms during the initial term:

        (a) Programmer commits to use it's best efforts to trial Wink enhanced national spot ads with at least 5 advertisers. Programmer agrees to support the sales efforts for such ads by arranging joint Programmer/Wink presentations with at least 3 existing advertisers within 60 days of ordering the AISM, and by responding on a timely basis to requests from other advertisers for rates for Wink-enhanced ads.

        (b) Wink agrees to defer the normal AISM license fees during the initial term of this Agreement as follows. License fees accrue monthly. 75% of any incremental revenues attributable to the value of the Wink enhancements to the applicable spot advertisement received by Programmer from such enhanced advertisements airing on Programmer's networks are applied against the accrued license fees outstanding and paid to Wink until the accrued license fees are earned out. In the event that Programmer earns more than the accrued license fees, Wink may apply such unapplied revenue towards future license fees, as they accrue. If Programmer does not elect to extend the Agreement beyond the initial term, Programmer and Wink will prepare a final report resolving accrued license fees and Programmer Wink ad revenue no later than 45 days after the last effective day of this Agreement. Any net license fees for the AISM outstanding after this final report will be waived by Wink. If Programmer elects to extend the Agreement, Wink may continue to earn back the deferred AISM license fees from the initial term during renewal years, until fully recouped.

5.      PAYMENT TERMS



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5.1     On or before the thirtieth (30th ) day following each month throughout the term of this Agreement, Programmer shall remit to Wink all fees owed for licenses provided and services rendered in the previous month, according to the price schedules provided in Exhibit C.

5.2 Wink's failure, for any reason, to send an invoice for a particular monthly payment shall not relieve Programmer of its obligation to make any payment in a timely manner consistent with the terms of this Agreement. Past due payments shall bear interest at a rate equal to the lesser of (i) one and one-half percent (1 - 1/2%) per month or (ii) the maximum legal rate permitted under law, and Programmer shall be liable for all reasonable costs and expenses (including, without limitation, reasonable court costs and attorneys' fees) incurred by Wink in collecting any past due payments. Wink agrees that no interest shall be due if the parties have a bona fide dispute over payments.

6.      PROMOTION AND RESEARCH

6.1 After execution of this Agreement, the parties agree to issue a press release acceptable to both parties announcing this agreement on or before December 9, 1997. Wink will provide Programmer with a draft of this release by December 3, 1997.

6.2 Wink agrees to provide Programmer with notice within 30 days of new System Operators having enabled their subscribers to receive Programmer's Interactive Wink Programs. Wink further agrees to immediately notify Programmer as to the first day subscribers in Wink's first five (5) cable systems are able to receive Programmer's Interactive Wink Programs.

6.3 Wink agrees to promote and feature Programmers Interactive Wink Programs as prominently as any other cable programming service in Wink's marketing literature, during meetings with cable operators and the press, and during industry trade shows. Wink will also use reasonable efforts to assist Programmer in achieving it's marketing objectives in materials prepared by third parties, such as cable equipment manufacturers and cable operators. Programmer agrees to promote it's participation as a charter Wink programmer to cable operators (provided such promotion requires no material incremental expense or change to Programmer's current marketing materials), and to serve as a press reference for Wink during the effective term of the agreement.

6.4 Programmer agrees to cooperate with Wink and System Operators in promoting Programmer's Interactive Wink Programs. Wink and System Operators may prepare marketing materials relating to the Interactive Wink Programs and may use Programmer's name, logo and screen shots (collectively, "Programmer's Marks") from the Interactive Wink Programs, provided that such materials are submitted to Programmer for review and written approval prior to distribution. Programmer agrees to use reasonable efforts to respond promptly to such requests for approval. Wink hereby acknowledges that, Programmer is the sole owner of all right, title and interest in and to the Programmer's Marks and any marks, notices or designations utilized by Programmer in connection with Programmer's business, and that no rights or ownership are intended to be or shall be transferred to Wink. All uses of the Programmer's Marks shall inure to the benefit of Programmer. Upon any expiration or termination of this Agreement, Wink shall delete and


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        discontinue all use of the Programmer's Marks. At no time during or after the term of this Agreement shall Wink challenge or assist others to challenge the Programmer's Marks or the registration thereof or attempt to assist another in the attempt to register any trademarks, marks or similar rights for marks the same as or confusingly similar to the Programmers Marks.

6.5 Wink may, from time to time, undertake marketing tests and surveys, rating polls and other research in collaboration with Programmer. Programmer shall provide Wink with reasonable assistance at no cost to Programmer in conducting such research with respect to Programmer's viewers. Programmer agrees that Wink will have access to all such research regarding the deployment, launch, and usage of Wink service by Programmer viewers, subject to applicable consumer privacy laws. Wink agrees to provide copies of final reports from such research activity to Programmer.

6.6 Programmer understands and accepts that Wink will be providing reports on viewer responses to the Interactive Wink Programs to System Operator(s) for responses that originate from System Operator's subscribers, and to advertisers and other parties for responses that originate from Interactive Wink Programs paid for or sponsored by such parties. Wink agrees that reports providing specific data regarding viewer responses to Programmer's Interactive Wink Programs, including data on Wink viewer responses to advertising on Programmer's Programming Services, will not be made available to the press or other broadcast and cable networks, except in aggregated form that does not identify Programmer or specific Programmer viewer data.

7.      WARRANTY

7.1 Wink hereby represents and warrants to Programmer that the Wink Software (and subsequent revisions and upgrades to same provided by Wink to Programmer) will operate and perform in accordance with all published specifications with respect thereto. Wink also represents and warrants that as of this signing of this Agreement, Wink is not aware of any claims against Wink's patents, copyrights or other intellectual property.

7.2 Wink hereby warrants and represents that the terms contained herein for licensing of Wink software, provision of Wink services and Programmer's commitment for Interactive Wink Programs are, as a whole, as favorable as any other similar agreement Wink has entered into or will enter into with other North American cable programming entities.

8.      INDEMNIFICATION

8.1 Wink will indemnify and hold harmless Programmer, its parent and subsidiary companies and their respective employees, directors, agents, other representatives against any and all claims, causes of action, damages and all other related expenses arising out of the breach or alleged breach of any of its representations and warranties or any of its other material obligations stated herein or any of its other business activities directly related to Programmer or this Agreement.



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8.2     Programmer will indemnify and hold harmless Wink, its parent and subsidiary companies and their respective employees, directors, agents, other representatives against any and all claims, causes of action, damages and all other related expenses arising out of the breach or alleged breach of any of its representations and warranties or any of its other material obligations stated herein or any of its other business activities directly related to Wink or this Agreement.

8.3 In any case in which indemnification is sought hereunder, the party seeking indemnification shall promptly notify the other in writing of any claim or litigation to which the indemnification relates and the party seeking indemnification shall afford the other the opportunity to participate in and, at the other party's option, fully control any compromise, settlement, litigation or other resolution or disposition of such claim or litigation.

9.      NOTICES

        All notices, statements, and other communications given hereunder shall be in writing and shall be delivered by facsimile transmission, personal delivery, certified mail, return receipt requested, or by next day express deliver, addressed, to the addresses provided in the first paragraph of this Agreement, and to the attention of:

               If to Wink:
               Vice President, Content

               If to Programmer:
               Senior Vice President, ESPN Enterprises

               With a copy to:
               Jim Noel, Assistant General Counsel, ESPN

        The date of such facsimile transmission, telegraphing or personal delivery or the next day if by express delivery, or the date three (3) days after mailing, shall be deemed the date on which such notice is given and effective.

10.     WINK TRADEMARKS

        All rights, title and interest in and to the Wink Software or other rights, of whatever nature, related thereto shall remain the property of Wink. Further, Programmer acknowledges and agrees that all Wink's names, logos, marks, copyright notices or designations utilized by Wink in connection with the service are the sole and exclusive property of Wink, and no rights or ownership are intended to be or shall be transferred to Programmer.

11.     REPRESENTATION

11.1 Wink represents and warrants to Programmer that (i) it is a corporation duly organized and validly existing under the laws of the State of California; (ii) Wink has the corporate power and


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        authority to enter into this Agreement and to fully perform its obligations hereunder (iii) Wink is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.


11.2 Programmer represents and warrants to Wink that (i) Programmer is a corporation duly organized and validly existing under the laws of the State of Delaware; (ii) Programmer has the requisite power and authority to enter in this Agreement and to fully perform its obligations hereunder; and (iii) Programmer is under no contractual or other legal obligation which in any way interferes with its ability to fully, promptly and completely perform hereunder.

12.     CONFIDENTIALITY

        Each party agrees that it will not use, except in the performance of its obligations under this Agreement, and will not disclose or give to others, any of the other party's Confidential Information (as defined below). Without limiting the generality of the foregoing, each party will (i) restrict the disclosure of the other party's Confidential Information to those of its employees who require such information for purposes of performing its obligations hereunder, (ii) inform each such employee of the confidential nature of the information disclosed, (iii) prevent the use or disclosure by its employees of such Confidential Information, except as provided herein, and (iv) promptly notify the other party of any use or disclosure of the Confidential Information, whether intentional or not, which violates the provisions of this Paragraph 12. For purposes of this Agreement, the term "Confidential Information" means all technical, business and other information disclosed by one party to the other that derives economic value, actual or potential, from not being generally known to other persons, including, without limitation, technical and non-technical data, devices, methods, techniques, drawings, processes, computer programs, algorithms, methods of operation, financial data, financial plans, product plans, and lists of actual or potential customers or suppliers. Confidential Information does not include information which does not constitute a trade secret under applicable law after the second anniversary date of the expiration of this Agreement. The parties agree to keep the terms of this Agreement confidential, but acknowledge that certain disclosures may be required by law. Programmer understands and acknowledges that Wink may provide copies of Exhibits A and D to System Operators.

13.     TERMINATION

13.1 Except as otherwise provided herein, neither Programmer nor Wink may terminate this Agreement except upon thirty (30) days prior written notice and then only if the other has made a misrepresentation herein or breaches any of its material obligations hereunder and such misrepresentation or breach (which shall be specified in such notice) is not or cannot be cured within thirty (30) days of such notice.

13.2 Notwithstanding the above, Wink will have the right to terminate this Agreement or all or any licenses granted herein if Programmer fails to comply with any of its material obligations, including but not limited to timely payment of license fees and other fees due Wink, under this

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        Agreement. Should Wink elect to exercise this right to terminate for nonperformance, it must be done in writing specifically setting forth those items of nonperformance. Programmer will then have thirty (30) days from receipt of notification to remedy the items of nonperformance. Should Programmer fail to correct these items of nonperformance, then Wink may terminate this agreement and any license granted herein. Wink's termination of this Agreement shall be without prejudice to any other remedies Wink may have, including, without limitation, all remedies with respect to the unperformed balance of this Agreement; provided, however, that if Programmer has not made payment of the fees or charges due hereunder and such nonpayment continues after thirty (30) days prior written notice by Wink, then Wink may terminate this Agreement or any license granted herein.

13.3 Upon expiration of the term (including any extensions thereof) of this Agreement or upon the termination of this Agreement or of any license granted hereunder for any reason, all rights of Programmer to use the Wink Software will cease and Programmer will immediately and on reasonable terms (i) grant to Wink access to its business premises and the Wink Software and allow Wink to remove the Wink Software and any equipment provided or financed by Wink (which removal shall be done with as little disturbance as possible to Programmer's business operations),
        (ii) purge all copies of all Wink Software from all computer processors or storage media on which Programmer has installed or permitted others to install such Wink Software, and (iii) when requested by Wink, certify to Wink in writing, signed by an officer of Programmer, that all copies of the Wink Software have been returned to Wink or destroyed and that no copy of any Wink Software remains in Programmer's possession or under its control.

13.4 Programmer has the right to suspend the airing of Interactive Wink Programs if the transmission interferes with the airing of Programmer's video programming, as determined in its sole discretion or if Wink fails to provide weekly reports regarding usage of Programmer's Interactive Wink Programs, and may continue such suspension until Wink has resolved such problems to Programmer's satisfaction.

14.     GENERAL

The parties agree that in the event it is necessary to employ attorneys to enforce the terms of this Agreement, the prevailing party in any lawsuit shall be entitled to an award of reasonable attorneys' fees and court costs.

a) This Agreement may not be assigned without prior written mutual consent of Programmer and Wink. Consent shall not be required for assignment to a corporate affiliate, assuming that the programming services providing Interactive Wink Programs remain as defined in Exhibit A.

b) This Agreement may be amended only by an instrument in writing, executed by Programmer and Wink.

c) This Agreement will be governed in all respects by the laws of the State of California.

d) This Agreement represents the entire agreement between the parties and supersedes and replaces all prior oral and written proposals, communications and agreements with regard to the subject matter hereof between Programmer and Wink.

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IN WITNESS WHEREOF, the parties by their duly authorized representatives have entered into this Agreement as of the Effective Date.

WINK COMMUNICATIONS, INC.               ESPN INC.

By:  /s/ Maggie Wilderotter             By:  /s/ Richard K. Glover
   ------------------------------          ----------------------------------
Name:  Maggie Wilderotter               Name:  Richard K. Glover
     ----------------------------            --------------------------------
Title:  President & CEO                 Title:  Senior Vice President
      ---------------------------             -------------------------------


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



EXHIBIT A: PROGRAMMING SERVICES

DESCRIPTION OF PROGRAMMING SERVICES:


                              START OF WINK      VIDEO       VBI LINE      VIRTUAL     INSERTION
NAME                          PROGRAMMING        (A/D)       LOCATION        CH?         POINT
First Programming Service
ESPN                          February 1, 1998   Analog         TBD          TBD        Bristol
Second Programming Service*
ESPN2                         February 1, 1998   Analog         TBD          TBD        Bristol
Other Programming Service*
ESPNEWS                       TBD                TBD            TBD          TBD        Bristol
Classic Sports                TBD                TBD            TBD          TBD        Bristol

* Programmer is under no obligation to include programming services other than ESPN in this Agreement

Contact Information:


ISSUE                     ADDRESS                  CONTACT(S)        PHONE        FAX/E-MAIL
Actual Contact Info:

Operations (site visits, VBI insertion, etc.)
Chuck Pagano, VP of Ops, Eng. And Proj Dev
860-585-2286

Programming (development and scheduling of Interactive Wink Programs, reports, etc.)
Jessamy Tang
212.916.9244

EXHIBIT B: WINK RESPONSE CENTER SERVICES


           TRANSACTIONS/MONTH                       PRICE/TRANSACTION
       PURCHASE TRANSACTION FEES         [
      (NAME, ADDRESS, CREDIT CARD)
1-5,000
5,001 - 25,000
25,001 - 100,000
100,001 - 250,000
250,001 - 500,000
500,001 +

Request Transaction Fees

(Name, address)

1-5,000
5,001 - 25,000
25,001 - 100,000                                            *
100,001 - 250,000
250,001 - 500,000
500,001 +

Polls by ZIP - report only

1-100,000
100,001 +

Polls by System - report only

1-250,000
250,001 +                                                                      ]

1. Minimum monthly charges per application include UIC(Universal ICAP code)registration.

2. All volume price breaks are based on total monthly transaction volume by advertiser registering for the Wink Response Network service. The price breaks are based on the "average" for the month. That is, the lowest price applies to all transactions for the month.

EXHIBIT B CONTINUED...

PURCHASE AND REQUEST TRANSACTION FEES INCLUDE:

1. Daily name & address lists delivered by fax, email, or electronic FTP or mailbox.

2.      UIC and application registration.

3.      Standard report showing number of responses per day per ad per city.

POLL BY SYSTEM FEES

The fixed charge includes UIC and application registration, and a standard reporting that summarizes all responses by type by city. If the application asks the viewer for telephone prefix or zip code, the summary includes those totals.

EDI

-       Standard interface set-up fee                     [                           *                               ]
-       Non-standard Interface                            Quoted
-       Interface License/Maintenance fee                 [                           *                               ]

SET UP FEES-RESPONSE SERVICES
-       Standard Cable System Billing interface           [                           *                               ]
                                              --or--
                                                          [                           *                               ]
-       Non-standard billing interface

REPORT GENERATION FEES                                    [                           *                               ]

RESPONSE DATA CENTER PRODUCTS

-       Purchase confirmation mailer
-       List of responders who do not respond to
-       purchase confirmation mailers                     [                  *              ]
-       Branded envelope
-       Advertiser/Programmer Purchase Points Club

If at any time during the term of this agreement, any other cable programmer receives any more favorable rates than those listed above, such more favorable rates shall supersede the applicable rate(s) specified above.

EXHIBIT C: WINK SOFTWARE AND SERVICES PRICING, SCHEDULE 1

This pricing is available to the First and Second Programming Services, the ABC TV Network and the Disney Channel, and is subject to the terms of the Agreement. On-going annual fees are paid one twelfth each month, and are due the first of the month.


                               ON-GOING        ANNUAL         FIRST        YRS 2-5        SAVINGS/
                             OR ONE-TIME       RETAIL         YEAR          PRICE/        NETWORK
                                COSTS          PRICE          PRICE        NETWORK       (5 YEARS)
Broadcast Server              On-going       [
Server Module                 On-going
Tech Support                  On-going
SUBTOTAL                      ON-GOING

Server hardware               One-time
Data Insert. Unit(1)          One-time
Set-top box, misc.            One                               *
SUBTOTAL                      ONE-TIME

Installation and integr.      One-time
Studio site license (5 seats) One-time
Svr Studio license (5 seats)  One-time
Training (3x2days) (2)        One-time
SUBTOTAL                      ONE-TIME

TOTAL                         BOTH                                                              ]

* For ESPN and ESPN2, section 3.2 shall apply.

(1) One required per network. Thus, if ESPN desires to enable both ESPN and ESPN2, two data insertion units will be required. Total hardware costs would then be [ * ].

(2) This base training package provides training on the Broadcast Server, Wink Studio and Server Studio, and will enable Programmer's staff to create, schedule and air Interactive Wink Programs as contemplated by this Agreement. Wink will also provide reasonable additional training to those same staff as may be required and agreed upon between the parties.

Wink reserves the right to increase license fees annually after the first 24 months of the contract period by the percentage increase in the consumer price index (CPI) for goods and services for the prior 12 months. The above pricing does not cover detailed integration with Programmer's ad insertion system.

OPTIONAL SERVICES

Ad insertion interface license                                   [ * ]

Custom interface work (ad insertion and traffic systems, etc.)   [ * ]

Phone training and consulting beyond standard package            [ * ]

Application development                                          [ * ]

Travel expenses for optional services are billed separately at cost.

(Note 3) During the initial term, Programmer may elect to compensate Wink for the ad insertion license fees out of actual revenues generated from the sale of Wink advertisements or sponsorships, as described in section 4.5.

EXHIBIT D:  PROGRAMMER'S TERMS FOR CARRIAGE OF INTERACTIVE WINK PROGRAMS

Programmer:                  ESPN Inc.

Programming Services:        ESPN1 and ESPN2

This agreement (the "IWP Carriage Agreement") sets forth the terms and conditions for the national distribution of Wink ITV Applications ("Interactive Wink Programs") to any multichannel video operator in the United States or Canada with whom Programmer already has an agreement for carriage of Programmer's video programming ("System Operator").

1.  BACKGROUND

Programmer has created one or more Interactive Wink Programs which are compliant with the Wink Communications, Inc. (Wink") interactive communications application protocol. The Interactive Wink Programs are transmitted by Programmer using either the vertical blanking interval ("VBI") of the corresponding video signal, or using MPEG private data streams provided concurrently with the corresponding video signal(s).

System Operator distributes one or more of Programmer's signals through one or more of the following: cable, satellite and MMDS (wireless cable).

2.  EFFECTIVE DATE AND TERM

The term of this IWP Carriage Agreement shall commence on the date of Programmers execution of this IWP Carriage Agreement. The parties acknowledge that Programmer has an agreement with Wink for distribution of Interactive Wink Programs (the "Wink-Programmer Agreement") for one year after the first transmission of Interactive Wink Programs by Programmer (the "Initial Term"). If, as is its right in its sole discretion, Programmer exercises its option to extend the Wink-Programmer Agreement, that renewal will be for a period of not less than two additional years ("Initial Renewal"). The terms and conditions of this IWP Carriage Agreement shall govern during the Initial Term and, if applicable, the Initial Renewal, unless Programmer and Wink terminate their Charter Programmer Affiliation Agreement earlier in accordance with the terms of that agreement.

3.  INTEGRITY OF INTERACTIVE WINK PROGRAMS

Programmer will ensure that the Interactive Wink Programs meet Wink's criteria for Wink compliant applications (See Attachment 1). Programmer agrees that each Interactive Program shall have been either successfully tested by Programmer or certified as compliant by Wink prior to the Delivery to System Operator for distribution.

Programmer understands that failure to meet the above criteria could result in System Operator suspending the distribution of one or more Interactive Wink Programs until such time as all Interactive Wink Programs are certified by Wink to be in compliance.

4.  DISTRIBUTION

Programmer hereby grants System Operator a non-exclusive license to distribute the Interactive Wink Programs delivered in the VBI or MPEG of Programmer's video signal. Programmer agrees that each Interactive Program shall have been either successfully tested by Programmer or certified as compliant by Wink prior to the Delivery to System Operator for distribution, and shall bear any associated costs of such testing.

Programmer agrees not to charge System Operator fees associated with Interactive Wink Programs for the term of this Agreement. Likewise, System Operator agrees that no fees or charges will be due from carriage or retransmission of the Interactive Wink Programs as provided for hereunder.

Programmer will provide Wink written notice at least 30 days prior to discontinuing national transmission of all Interactive Wink Programs. Wink has agreed to provide such notices to System Operator, bur System Operator agrees that Programmer has no liability or other obligations to System Operator, should Wink fail to do so.

It is a condition of System Operator's right to carry the Interactive Wink Programs that System Operator shall distribute Programmer's Interactive Wink Programs without modification, and that System Operator may not modify or enhance any VBI lines described in Exhibit A. Programmer agrees that System Operator may copy the Interactive Wink Programs for simultaneous transmission in different encoding formats other than what Programmer currently uses including but not limited to, other VBI formats, out of band channels, and MPEG2 private data streams; provided such Interactive Wink Programs are presented together with the original corresponding video to System Operator's subscribers, and that such copying is done to enable System Operator's subscribers to properly receive and display the Interactive Wink Programs on their set top box or television set.

System Operator can, if permitted in Exhibit A, locally insert Interactive Wink Programs as instructed by Programmer. System Operator is solely responsible for any costs associated with such local insertion. Programmer will notify System Operator of changes to any such permissions through amendments to Exhibit A provided at least 30 days prior to the effective date of such requirements. System Operator may suspend transmission of the Interactive Program during the insertion by System Operator of local advertising avails as authorized in any separate agreements between Programmer and System Operator.

5.  RESPONSE NETWORK

Programmer agrees to utilize the Wink Response Network for two-way Interactive Wink Programs. Programmer also agrees to use Wink Communication's standard scripts and guidelines for response applications.

6.  MARKETING MATERIALS

System Operator may prepare marketing materials relating to the Interactive Wink Programs and may use Programmer's name, logo, and screen shots from the Interactive Wink Programs in such marketing materials, provided that such materials are submitted to Programmer for review and written approval prior to distribution. Programmer agrees to use reasonable efforts to respond to such requests for approval in a timely fashion.

7.  SCOPE

This Agreement does not interfere with or negate other Agreements between Programmer and System Operator. This Agreement represents all of the terms and conditions for Programmer providing Interactive Wink Programs. This Agreement may be updated from time to time only by express written consent of Programmer.


PROGRAMMER

By:     /s/ Richard K. Glover
     ------------------------------
Name:   Richard K. Glover
     ------------------------------
Title:  Senior Vice President
     ------------------------------
Date:   1/8/97
     ------------------------------

EXHIBIT D, ATTACHMENT 1:  CRITERIA FOR WINK COMPLIANT APPLICATION


- All applications must be registered and contain a unique universal ICAP code (UIC) prior to being broadcast.

- Registered applications have passed a standard set of tests which validate:

        - that the application can be delivered through the VBI, will arrive as appropriate and can be decoded in the Wink engine.

        -       that the application does not generate error messages.

        -       that the application receives scheduled updates, if applicable.

        - that the application passes minimum acceptable latency standards.

        - that the application does not cause System Operator technical or operational problems.

        - that the application, if two-way, generates the appropriate routing address and usage data.

EXHIBIT F:  WINK SOFTWARE AND SERVICES PRICING, SCHEDULE 2

Subject to the other terms and conditions of this agreement, this pricing is available to all Programming Services owned and operated by Programmer and to network affiliates owned and operated by ABC, and is subject to the terms of the Agreement. On-going annual fees are paid one twelfth each month, and are due the first of the month.


                                   ON-GOING       ANNUAL         FIRST        YRS 2-5        SAVINGS/
                                   OR ONE-TIME    RETAIL         YEAR          PRICE/        NETWORK
                                   COSTS          PRICE          PRICE        NETWORK       (5 YEARS)
Broadcast Server                   On-going       [
Server Module                      On-going
Tech Support                       On-going
SUBTOTAL                           ON-GOING

Server hardware                    One-time
Data Insert. Unit(1)               One-time
Set-top box, misc.                 One
SUBTOTAL                           ONE-TIME                        *

Installation and integration       One-time
Studio site license (5 seats)      One-time
Server Studio site                 One-time
license (5 seats)
Studio/Server training             One-time
(3x2days)
SUBTOTAL                           ONE-TIME

TOTAL                              BOTH                                                         ]

(1) One required per network. More than one VBI line per network requires an additional license from Norpak in the amount of [ * ]/VBI line.

WINK reserves the right to increase license fees annually after the first 12 months of the contract period by the percentage increase in the consumer price index (CPI) for goods and services for the prior 12 months. The above pricing for installation and integration covers all work necessary to enable scheduling and transmission of program enhancements based on Wink Studio templates. It does not cover detailed integration with Programmer's ad insertion system for the purpose of enabling enhancements to spot advertising.

OPTIONAL SERVICES

Ad insertion interface                                           [ * ]

Custom interface work (ad insertion and traffic systems, etc.)   [ * ]

Phone training and consulting beyond standard package            [ * ]

Application development                                          [ * ]

Travel expenses for optional services are billed separately at cost.

EXHIBIT G:  WINK SOFTWARE AND SERVICES PRICING, SCHEDULE 3

This Pricing is available to all ABC network affiliates, subject to the terms of the Agreement. On-going annual fees are paid one twelfth each month, and are due the first of the month.


                                                                                                TOTAL
                                   ON-GOING         1997           FIRST        YRS 2-5        SAVINGS/
                                   OR ONE-TIME      RETAIL         YEAR          PRICE/        NETWORK
                                     COSTS          PRICE          PRICE        NETWORK       (5 YEARS)
Broadcast Server                   On-going         [
Server Module                      On-going
Tech Support                       On-going
SUBTOTAL                           ON-GOING

Server hardware                    One-time
Data Insert. Unit(1)               One-time
Set-top, misc.                     One-time                          *
SUBTOTAL                           ONE-TIME

Installation and integration       One-time
Studio site license (5 seats)      One-time
Server Studio site                 One-time
license (5 seats)
Studio/Server                      One-time
training (3x2days)

SUBTOTAL                           ONE-TIME

TOTAL                              BOTH                                                          ]

(1) One required per network. More than one VBI line per network requires an additional license from Norpak in the amount of [ * ]/VBI line.

Wink reserves the right to increase license fees annually after the first 12 months of the contract period by the percentage increase in the consumer price index (CPI) for goods and services for the prior 12 months. The above pricing for installation and integration covers all work necessary to enable scheduling and transmission of program enhancements based on Wink Studio templates. It does not cover detailed Integration with Programmer's ad insertion system for the purpose of enabling enhancements to spot advertising.

OPTIONAL SERVICES

Ad insertion interface                                           [ * ]

Custom interface work (ad insertion and traffic systems, etc.)   [ * ]

Phone training and consulting beyond standard package            [ * ]

Application development                                          [ * ]

Travel expenses for optional services are billed separately at cost.